Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
October 29, 2020

Southern Company reports third-quarter 2020 earnings

ATLANTA – Southern Company today reported third-quarter 2020 earnings of $1.25 billion, or $1.18 per share, compared with $1.32 billion, or $1.26 per share, in the third quarter of 2019. For the nine months ended September 30, 2020, Southern Company reported earnings of $2.73 billion, or $2.58 per share, compared with earnings of $4.30 billion, or $4.12 per share, for the same period in 2019.

Excluding the items described in the “Net Income – Excluding Items” table below, Southern Company earned $1.29 billion, or $1.22 per share, during the third quarter of 2020, compared with $1.40 billion, or $1.34 per share, during the third quarter of 2019. For the nine months ended September 30, 2020, excluding these items, Southern Company earned $2.94 billion, or $2.78 per share, compared with $2.97 billion, or $2.84 per share, for the same period in 2019.

Non-GAAP Financial Measures	Three Months Ended September		Year-to-Date September
Net Income - Excluding Items (in millions)	2020	2019	2020	2019
Net Income - As Reported	$1,251	$1,316	$2,732	$4,298
Less:
Acquisition and Disposition Impacts	—	(5)	38	2,477
Tax Impact	—	(7)	(16)	(1,130)
Estimated Loss on Plants Under Construction	3	(3)	(151)	(16)
Tax Impact	(1)	1	39	4
Wholesale Gas Services	(62)	(14)	(61)	79
Tax Impact	17	5	16	(18)
Asset Impairment	—	(92)	(154)	(92)
Tax Impact	—	27	80	27
Net Income - Excluding Items	$1,294	$1,404	$2,941	$2,967
Average Shares Outstanding - (in millions)	1,058	1,048	1,058	1,043
Basic Earnings Per Share - Excluding Items	$1.22	$1.34	$2.78	$2.84
NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings drivers year-over-year for the third quarter 2020 were negatively impacted by a decline in sales related to the COVID-19 pandemic and milder weather, largely offset by diligent cost control and constructive state regulatory actions completed in 2019 at the company’s utilities.

“During the third quarter and much of this year, unprecedented circumstances, including the COVID-19 pandemic and an exceptionally active storm season, have confronted our customers and communities. Employees throughout the Southern Company system have responded by continuing to deliver industry-leading reliability and service to those customers we are privileged to serve,” said Chairman, President and CEO Thomas A. Fanning. “Our priorities moving forward include maintaining best-in-class service levels and cost discipline at our utilities while continuing to work diligently to bring Vogtle Units 3 and 4 online by the November 2021 and November 2022 regulatory-approved in-service dates.”

Third-quarter 2020 operating revenues were $5.6 billion, compared with $6.0 billion for the third quarter of 2019, a decrease of 6.3 percent. For the nine months ended September 30, 2020, operating revenues were $15.3 billion, compared with $16.5 billion for the corresponding period in 2019, a decrease of 7.6 percent. These decreases were primarily due to lower fuel costs and a sales decline resulting from milder weather and COVID-19.

Southern Company’s third-quarter earnings slides with supplemental financial information are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Fanning and Chief Financial Officer Andrew W. Evans will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy company serving 9 million customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company serving wholesale customers across America, a leading distributed energy infrastructure company, a fiber optics network and telecommunications services. Southern Company brands are known for excellent customer service, high reliability and affordable prices below the national average. For more than a century, we have been building the future of energy and developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Through an industry-leading commitment to innovation and a low-carbon future, Southern Company and its subsidiaries develop the customized energy solutions our customers and communities require to drive growth and prosperity. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and govern our business to the benefit of our world. Our corporate culture and hiring practices have been recognized nationally by the U.S. Department of Defense, G.I. Jobs magazine, DiversityInc, Black Enterprise, Forbes and the Women’s Choice Award. To learn more, visit www.southerncompany.com.

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